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                                                                 EXHIBIT 10.5(a)

                                    AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT
                              --------------------


          AGREEMENT made this 30 day of June 1994 by and between VALASSIS COMMUNICATIONS, INC., a Delaware corporation whose principal place of business is located at 36111 Schoolcraft Road, Livonia, Michigan 48150 ("VCI") and Richard P. Herpich (the "Sales Executive");

          WHEREAS, VCI entered into an Employment Agreement with the Sales Executive, with a term commencing on January 17, 1994 and ending on the close of business on June 30, 1997 (the "Employment Agreement"); and

          WHEREAS, the Sales Executive has been promoted to the position of Vice President, Midwest Sales Division; and

          WHEREAS, the parties desire to enter into this Agreement to modify the language of the Employment Agreement to be consistent with the new position of the Sales Executive and to confirm all terms and provisions of the Employment Agreement except as specifically amended herein;

          NOW THEREFORE, in consideration of the mutual promises, convenants, and agreements set forth below, it is hereby agreed as follows:

          1. Section 2.(a) shall be amended to read as follows:

          (a) Position. During the Employment Period, the Sales Executive shall serve as Vice President, Midwest Sales Division.

          2. Section 3. Compensation shall be amended to read as follows:

          3. Compensation.

          The Sales Executive shall receive the following compensation for his services hereunder to the Corporation:

          (a) Salary. The Sales Executive's annual base salary ("Annual Base Salary"), payable not less often than biweekly, shall be at the annual rate of not less than $175,000 commencing on the Effective Date. Subject to customary oversight by the Board, and consistent with the authorities, duties and responsibilities of the Chief Executive Officer of the Corporation as of January 1, 1992 the Chief Executive Officer of the Corporation may from time to time direct such upward adjustments in Annual Base Salary as the Chief Executive Officer of the Corporation deems to be necessary or desirable as a result of the Sales Executive's performance, including without limitation adjustments in order to reflect increases in the cost of living.


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          (b) Annual Cash Bonus. With respect to each of VCI's 1995, 1996 and
1997 fiscal years, the Sales Executive shall be paid a cash bonus of up to 100% of Annual Base Salary in accordance with Attachment A hereto and the targets set by the Board provided, however, that 50% of any bonus payable hereunder, to the extent to be paid for each fiscal year, shall be paid automatically and without additional approval and the remaining 50% thereof shall be paid only if, and to the extent, recommended and approved by the Chief Executive Officer of the Corporation. (Should VCI change its present fiscal year [July 1 to June 30] to a calendar fiscal year [January 1 to December 31], the Sales Executive shall be entitled to a total of only 50% of the full bonus that is earned for calendar year 1997.)

          (c) Retirement, Incentive and Welfare Benefit Plans. During the Employment Period and so long as the Sales Executive is employed by the Corporation, he shall be eligible to participate in all incentive, savings, retirement and welfare plans, practices, policies and programs including, without limitation, Valassis Employees' Profit Sharing Plan, its 401(k) Retirement Savings Plan, its Flex Plan, its death benefit plans, its disability benefit plans, and its medical, dental and health and welfare plans (the "Plans") applicable generally to employees and/or other executives of the Corporation.

          (d) Fringe Benefits. During the Employment Period and so long as the Sales Executive is employed by the Corporation, the Corporation shall furnish an automobile to the Sales Executive and pay all of the related expenses for gasoline, insurance, maintenance and repairs, in each case on a basis substantially equivalent to such fringe benefit provided to the Sales Executive in the past.

          (e) Expenses. The Corporation agrees to reimburse the Sales Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board, and the Sales Executive shall account to the Corporation for such expenses.

          (f) Vacation and Other Absences. During the Employment Period and so long as the Sales Executive is employed by the Corporation, he shall be entitled to paid vacation and such other paid absences whether for holidays, illness, personal time or any similar purposes, in accordance with the plans, policies, programs and practices of the Corporation in effect from time to time.

          3. Section 4.(b) Termination of Employment shall be amended to read as follows:

          (b) By the Corporation for Cause. The Corporation may terminate the Sales Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) the conviction of the Sales Executive for the commission of a felony; (ii) action by the Sales Executive involving willful

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malfeasance or gross negligence or failure to act by the Sales Executive involving material nonfeasance, which, at the time of such willful malfeasance or gross negligence or material nonfeasance, has a materially adverse effect on the Corporation; or (iii) the failure by the Sales Executive to follow directives of the Chief Executive Officer of the Corporation and/or the Executive Vice President, Sales and Marketing or the failure to meet reasonable performance standards established by such executives of the Corporation.

          4. Section 5. Obligations of the Corporation Upon Termination shall be amended to read as follows:

          (a) Termination Other Than for Cause. During the Employment Period, if the Corporation shall terminate the Sales Executive's employment (other than in the case of a termination for Cause) or the Sales Executive's employment shall terminate by reason of death or Disability (termination in any such case referred to as "Termination"):

          (i) the Corporation shall pay to the Sales Executive in a lump sum in cash the sum of (1) the Sales Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) any compensation previously deferred by the Sales Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the "Accrued Obligations"). The amounts specified in this Section 5(a)(i) shall be paid within 30 days after the Date of Termination; and

          (ii) in the event of Termination other than by reason of the Sales Executive's death or Disability, then beginning on the biweekly payment date next following the Termination and on each biweekly payment date thereafter until the end of the Employment Period (the period from such Date of Termination until the end of the Employment Period herein called the "Severance Period"), the Corporation shall pay to the Sales Executive an amount equal to the biweekly installment of the Sales Executive's rate of Annual Base Salary in effect as of such Date of Termination; and

          (iii) in the event of Termination other than by reason of the Sales Executive's death or Disability, the Corporation shall pay to the Sales Executive in a lump sum in cash within 30 days after the date of Termination a bonus in an amount equal to 100% of the maximum Annual Cash Bonus for the fiscal year in which the event of Termination occurred, whether or not earned; and

          (iv) in the event of Termination other than by reason of the Sales Executive's death or Disability, then, during the Severance Period, the Corporation shall continue medical and welfare benefits to the Sales Executive and/or the Sales

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     Executive's family at least equal to those which would have been provided if the Sales Executive's employment had not been terminated, such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the "M&W Plans") of the Corporation as in effect and applicable generally to other senior executives of the Corporation and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Sales Executive, as in effect generally at any time thereafter with respect to other executives of the Corporation (but on a prospective basis only unless, and then only to the extent, such more favorable M&W Plans are by their terms retroactive), provided, however, that if the Sales Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits under the M&W Plans shall be reduced as provided in Section 6 of this Agreement. For purposes of determining eligibility of the Sales Executive for benefits under the M&W Plans, the Sales Executive shall be considered to have remained employed until the end of the Severance Period.

          (b) Termination by the Corporation for Cause. Subject to the provisions of Section 6 of this Agreement, if the Sales Executive's employment shall be terminated for Cause during the Employment Period, the Corporation shall have no further obligations to the Sales Executive under this Agreement other than the obligation to pay to the Sales Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Sales Executive, in each case to the extent theretofore unpaid.

          5. Section 7.(b) Confidential Information and Competitive Conduct shall be amended to read as follows:

               (b) Covenant Not to Compete or Solicit. During the Employment Period, the Sales Executive shall not offer or sell any products or services that compete for sales promotion dollars in any market with the business of VCI, nor shall he render services to any firm, person or corporation so competing with VCI, nor shall he have any interest, direct or indirect, in any business that is so competing with the business of VCI, provided, however, that ownership of 5% or less of any class of debt or equity securities which are publicly traded securities shall not be a violation of this covenant. The foregoing provisions of this Section 7(b) shall be extended, at the option of VCI for up to two additional years after the end of the Employment Period so long as VCI shall pay to the Sales Executive with respect to each year as to which it has exercised its option an amount equal to the Annual Base salary in biweekly installments during such year. The first year of such extension shall be exercised at the option of VCI upon written notice to the Sales Executive not later than 60 days prior to the

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end of the Employment Period. The second year of such extension shall be exercised at the option of VCI upon written notice to the Sales Executive not later than 60 days prior to the end of the exercised first year of such extension. So long as the Sales Executive is employed hereunder, and for any additional period of time described in the preceding sentences, the Sales Executive shall not, directly or indirectly, (i) solicit any employee of VCI with a view to inducing or encouraging such employee to leave the employ of VCI for the purpose of being hired by the Sales Executive or any employer affiliated with the Sales Executive or (ii) solicit, take away, attempt to take away, or otherwise interfere with VCI's business relationship with any of its respective customers.

          6. All Other Terms Shall Remain in Full Force and Effect.

          All other terms of the Employment Agreement shall remain in full force and effect. This instrument, together with the Employment Agreement, contains the entire agreement of the parties with respect to the subject matter thereof. The amendments to the Employment Agreement contained in this Agreement shall be effective as of May 9, 1994.

          7. Relocation

          The Sales Executive, in conjunction with his relocation assignment from California to Illinois, shall receive the VCI Standard Relocation Package, including but not limited to one month's Annual Base Salary ($14,584) and $60,000 toward all real estate related costs in selling the Sales Executive's present home in California and purchasing a new home in Illinois.

          8. Commissions

          The Sales Executive shall receive sales commissions on all outstanding orders that have been sold and contracted by the Sales Executive dropped before April 30, 1994 per VCI standard sales compensation policy.

          IN WITNESS WHEREOF, the Sales Executive and VCI have caused this Agreement to be executed as of the day and year first above written.

                                  VALASSIS COMMUNICATIONS, INC.

                                  By:   Barry P. Hoffman
                                     --------------------------
                                  Name: Barry P. Hoffman, Esq.
                                             Secretary

                                      Richard P. Herpich
                                     --------------------------
                                      Richard P. Herpich

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                                  ATTACHMENT A
                                  ------------

                                ANNUAL CASH BONUS
                                -----------------

                Pursuant to Section 3(b) of Employment Agreement

          1. "Cash Flow" shall mean (i) the gross operating revenues of the company for such fiscal year derived in the ordinary course of its business from continuing operations minus (ii) all operating expenses, which are defined as the total cost of goods sold plus sales, general and administrative expenses, but excluding (iii) depreciation, amortization, taxes paid or provided for, interest expense, management fees, Annual Cash Bonus, Special Bonus, charges on account of the exercise of stock options granted pursuant to the Stock Option Plan, dividends, acquisition costs, other non-cash charges, other amounts paid to any affiliate of the Company, all of the foregoing otherwise being determined in accordance with generally accepted accounting principles. Interest income, extraordinary items and gains or losses on sales or dispositions of property, shall be excluded from the calculation of Cash Flow. Further, Cash Flow shall be reduced by the amount of capital expenditures during such period.

          2. The "Company" for the purposes of this agreement shall mean Valassis Communications, Inc. and its subsidiaries.

          3. Terms defined in the Employment Agreement entered into as of the Effective Date among Joseph Ciolino and the Corporation unless otherwise defined in this Attachment are used in this Attachment as so defined.